Exhibit 10.4

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXCLUSIVE (EQUITY) AGREEMENT

This Agreement between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (‘‘Stanford”), an institution of higher education having powers under the laws of the State of California, and Lineage Biosciences, Inc. (“Company”), a corporation having a principal place of business at 3183 Porter Drive, Palo Alto CA 94304, is effective on the 11th day of February 2015 (“Effective Date”).

1.	BACKGROUND

Stanford has an assignment of an invention entitled “Measurement and Comparison of Immune Diversity by High-throughput Sequencing”, which was invented in the laboratories of Professors Daniel Fisher and Stephen Quake, a Howard Hughes Medical Institute (“HHMI”) investigator at Stanford, and described in Stanford Docket S10-112 (“Invention”). The Invention was made in the course of research supported by the Arthritis Foundation and HHMI. Stanford wants to have the invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

Upon Company’s request, the parties will enter into the letter of intent as substantially set forth in Appendix E granting certain rights to Company to obtain a license under the Licensed Patents for use in the Organ Transplant Field (as defined below), all as further set forth in such letter of intent.

2.	DEFINITIONS

2.1

“Affiliate” means any person, corporation, or other entity, which controls, is controlled by or is under common control with an entity; and for this purpose, “control” of any other entity means the direct or indirect ownership or control of fifty percent (50%) or more of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

2.2	“Exclusive” means that, subject to Article 3 and Article 5, Stanford will not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

2.3	“HHMI Indemnitees” means HHMI and its trustees, officers, employees, and agents.

2.4	“Fully Diluted Basis” means the total number of shares of Company’s issued and outstanding common stock, assuming:

(A)	the conversion of all issued and outstanding securities convertible into common stock;

(B)	the exercise of all issued and outstanding warrants or options, regardless of whether then exercisable; and

(C)	the issuance, grant, and exercise of all securities reserved for issuance pursuant to any Company stock or stock option plan then in effect.

2.5

“Licensed Field of Use” means any and all uses and applications for (a) diagnostics, (b) patient management, (c) use as a research tool in the research and development (including discovery) of products including without limitation any prophylactic, therapeutic or other products for the prevention, amelioration or treatment of any disease, disorder or other condition (“Research Tool Field”) or (d) services for the foregoing, in each case except the Organ Transplant Field. “Organ Transplant Field” means the use of cell-free DNA detection or immune repertoire profiling to diagnose and clinically manage solid organ and bone marrow human transplant recipients, excluding the detection, diagnosis or clinical management of cancer, or conditions that are a precurser to cancer, where the measurement of the level, cell-free DNA size distribution, or other test parameters to assess cell-free DNA and immune repertoire profiling is applied uniquely to transplant recipients or pre-transplant patients who are on a designated transplant waiting list, including, but not limited to, surveillance for acute rejection, chronic rejection, allograft vasculopathy, immunosuppression optimization, organ toxicity, overall immune status in relation to infection disease signature and organ damage due to infection.

2.6

“Licensed Patents” means Stanford’s Patent Applications listed in Appendix A; any U.S. or foreign patent application corresponding or claiming priority to or common priority with any of the foregoing, and any conversion, divisional, continuation, substitution or reexamination application thereof, each patent application that claims priority to any of the foregoing, and each patent that issues or reissues from any of these patent applications. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. “Licensed Patent” excludes any continuation-in-part (CIP) patent application or patent except as otherwise agreed in writing by the Parties in an amendment to this Agreement. Neither party shall file or authorize any other entity to file a CIP of any Licensed Patent without the written approval of the other Party, except that Stanford may file a CIP if the subject thereof, as filed and prosecuted, is and remains applicable solely outside the Licensed Field of Use.

2.7

“Licensed Product” means a product or part of a product in the Licensed Field of Use the making, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a Valid Claim of the Licensed Patent.

2.8	“Licensed Territory” means worldwide.

2.9

“Net Sales” means all gross revenue actually received by Company [***] from the sale, transfer or other disposition of Licensed Product to a third party customer. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately accounted for):

(A)	import, export, excise, value-added, sales and other direct taxes, and customs duties and other similar governmental charges;

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(B)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(C)	costs of installation at the place of use;

(D)	credit for returns, allowances, or trades and adjustments or allowances; and

(E)

trade, quantity or cash discounts and customary rebates and chargebacks (including without limitation, those granted to managed-care entities and government agencies, as well as entities that manage patient benefits).

2.10

“Nonroyalty Sublicensing Consideration” means any consideration received by Company from a non-Affiliate sublicensee hereunder as consideration for and allocable to the grant of a Sublicense under the rights under the Licensed Patents in the Licensed Field of Use, but excluding any consideration for:

(A)	royalties on products sales (royalties on product sales by sublicensees will be treated as if Company made the sale of such product);

(B)	investments in Company (or its assignee or successor) equity (including conditional equity, such as warrants, convertible debt and the like);

(C)	research and development expenses calculated on a fully burdened basis;

(D)	debt;

(E)	reimbursement of documented out-of pocket patent prosecution and maintenance expenses;

(F)	licensing or transfers of trade secrets, product designs, patents or technologies other than the Licensed Patents

(G)	the supply of products or materials, including any Licensed Product provided at cost or in kind, to such sublicensee; and

(H)	the sale of substantially all of the business or assets of Company (or its assignee) whether by merger, sale of stock or assets or otherwise.

Nonroyalty	Sublicensing Consideration shall be reduced by the amount of taxes withheld or deducted from such consideration.

2.11

“Patent Matters” means preparing, filing, and prosecuting broad and extensive patent claims (including any interference or reexamination actions) for Stanford’s benefit in the Licensed Territory and for maintaining all Licensed Patents.

2.12	“Stanford Indemnitees” means Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, agents, faculty, representatives, and volunteers.

2.13

“Sublicense” means any agreement between Company and a non-Affiliate third party that contains a grant of rights under Stanford’s Licensed Patents regardless of the name given to the agreement by the parties; however, an agreement to make, have made, use or sell Licensed Products on behalf of Company is not considered a Sublicense. It is understood and agreed that the foregoing definition of Sublicense shall not limit the scope of sublicenses that Company may grant hereunder, provided however that any Sublicense is subject and subordinate to this Agreement.

2.14

“Valid Claim” means (a) any claim of an issued and unexpired Licensed Patent which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a pending claim in a pending Licensed Patent application, provided that if such pending claim does not issue as a valid and enforceable claim within seven (7) years from its earliest priority date, such pending claim will cease to be a Valid Claim unless and until actually issued.

3.	GRANT

3.1

Grant. Subject to the terms and conditions of this Agreement, Stanford grants Company an Exclusive license under the Licensed Patent to make, have made, use, import, offer to sell and sell Licensed Product and to practice any method, process, or procedure within the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

3.2	Term. The license terminates when the last of the Licensed Patent expires.

3.3

Retained Rights. Stanford retains the right, on behalf of itself and all other non-profit research institutions, to practice the Licensed Patents for any non-profit purpose, including sponsored research and collaborations. Company agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patents against any such institution. Stanford and any such other institution have the right to publish any information included in a Licensed Patent.

3.4

HHMI Research License. Company acknowledges that it has been informed that the Licensed Patents were developed, at least in part, by employees of HHMI and that HHMI has a paid-up, non-exclusive, irrevocable license to use the Licensed Patents for HHMI’s research purposes, but with no right to assign or sublicense (the “HHMI License”). This Agreement is explicitly made subject to the HHMI License.

3.5	Specific Exclusion. Stanford does not:

(A)

grant to Company any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Licensed Patent, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent;

(B)	commit to Company to bring suit against third parties for infringement, except as described in Article 14; and

(C)	agree to furnish to Company any technology or technological information or to provide Company with any assistance.

4.	SUBLICENSING

4.1	Permitted Sublicensing. Company may grant and authorize [***] sublicenses [***] in the Licensed Field of Use [***].

4.2

Required Sublicensing. If Company is unable or unwilling to serve or develop a potential market or market territory for which there is a company with adequate resources willing to be a sublicensee and (a) such company has provided Stanford and Company a bona fide, detailed proposal to develop a Licensed Product in such market or territory and (b) such proposed development is not within, or competitive with, any activities or product in the Company’s business as currently conducted or proposed to be conducted, then Company will, at Stanford’s request, negotiate in good faith a Sublicense with any such sublicensee. Stanford would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

4.3	Sublicense Requirements. Any Sublicense (and any further sublicense permitted under Section 4.1 under the Licensed Patents and authorized by Company to its sublicensee):

(A)	is subject to and subordinate to this Agreement;

(B)	will prohibit sublicensee from paying royalties to an escrow or other similar account;

(C)	will expressly include the provisions of Articles 8.4, 9, 10, 11 and 20.7 for the benefit of Stanford and/or HHMI, as the case may be;

(D)

will permit Stanford to audit the sublicensee consistent with the terms of Sections 8.5 and 8.6, provided that Company may not include such obligation in which case Company would, at the request and expense of Stanford, exercise Company’s audit rights (provided that such rights are consistent with Stanford’s rights to verify Net Sales) with respect to a sublicensee on Stanford’s behalf; and

(E)

with respect to Sublicenses, will require the sublicensee to agree to assume the obligations of Company hereunder with respect to activities of such sublicensee (including, for clarity the activities of any sublicensee granted by such sublicensee under the Sublicense), including payment of royalties specified under this Agreement for such activities, if this Agreement is terminated and such sublicensee desires such Sublicense survive such termination. If the sublicensee is a spin-out from Company, Company must guarantee the sublicensee’s performance with respect to the payment of Stanford’s share of Sublicense royalties.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.4

Litigation by Sublicensee. Any Sublicense (and any further sublicense permitted under Section 4.1 under the Licensed Patents and authorized by Company to its sublicensee) must include the following clauses:

(A)	In the event sublicensee initiates an action seeking to invalidate any Licensed Patent:

(1)

sublicensee will [***] the payment of royalties owed to Stanford based on Net Sales made by such sublicensee of any Licensed Product covered by such challenged Licensed Patent during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the sublicensee is both valid and infringed by a Licensed Product, sublicensee will pay [***] times the payment royalties owed to Stanford based on Net Sales made by such sublicensee of such Licensed Product covered by the such challenged Licensed Patent from and after such determination;

(2)	sublicensee will have no right to recoup any royalties paid before or during the period of such challenge action;

(3)

any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, and the parties agree not to challenge personal jurisdiction in that forum; and

(4)	sublicensee shall not pay royalties into any escrow or other similar account.

(B)

Sublicensee will provide written notice to Stanford at least three months prior to initiating an action seeking to invalidate a Licensed Patent. Sublicensee will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

(C)

The foregoing provisions of this Section 4.4 shall not apply in the event that a sublicensee files a counterclaim asserting invalidity of one or more patents within the Licensed Patents in response to an actual patent infringement suit by or on behalf of Stanford with respect to Licensed Patents.

4.5

Copy of Sublicenses and Sublicensee Royalty Reports. Company will submit to Stanford a copy of each Sublicense (and any further sublicense permitted under Section 4.1 under the Licensed Patents and authorized by Company to its sublicensee), any subsequent amendments and all copies of sublicensees’ royalty reports with respect to Licensed Products (each of which may be reasonably redacted of information not necessary to determine Company’s compliance with this Agreement). All of the foregoing shall be the confidential information of Company and subject to the obligations set forth in Section 19.1. Beginning with the first Sublicense, the Chief Financial Officer or equivalent will certify annually regarding the name and number of sublicensees.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.6	Sharing of Sublicensing Income. Company will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration for the Sublicense of Licensed Patents, as provided below:

(A)

[***] of Nonroyalty Sublicensing Consideration received by Company up until the earlier of (i) the demonstration that immune repertoire measurements can be used to characterize immune system strength by being able to find an immune repertoire signal that differentiates immunosuppressed individuals from healthy individuals, (ii) the expenditure of [***] by Company, [***] for the research, development, regulatory approval or commercialization (including intellectual property related expenses) of a Licensed Product or (iii) the first commercial sale of a Licensed Product;

(B)	[***] of Nonroyalty Sublicensing Consideration received by Company thereafter.

4.7	Royalty-Free Sublicenses. If Company pays all royalties due Stanford from a sublicensee’s or Affliliate’s Net Sales, Company may grant that sublicensee or Affiliate a royalty-free or non-cash:

(A)	Sublicense or

(B)	cross-license.

5.	SPONSOR RIGHTS

5.1

Government Rights. This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Product sold or produced in the United States be ‘‘manufactured substantially in the United States,” subject to such waiver as may be obtained in accordance with applicable United States laws. Company will ensure all obligations of these provisions are met.

5.2	Sponsor Rights. In addition, the Licensed Patents are subject to the rights granted to the [***].

6.	DILIGENCE

6.1

Milestones. Because the invention is not yet commercially viable as of the Effective Date, Company, itself or through its Affiliates, sublicensees or partners and/or its or their contractors, will use commercially reasonable efforts to develop, manufacture, and sell Licensed Product and will use commercially reasonable efforts to develop markets for Licensed Product. In addition, Company, itself or through its Affiliates, sublicensees or partners and/or its or their contractors, will meet the milestones shown in Appendix B, and notify Stanford in writing as each milestone is met. Notwithstanding the foregoing and Section 15.2(A)(3), prior to thirty (30) days before the due date of each of its milestones shown in Appendix B, Company shall have the right to extend the due date of such milestone (a) with Stanford’s prior written consent, which consent shall not be unreasonably withheld, by the amount of delay experienced by Company or its Affiliates, sublicensees or partners in achieving such milestone for scientific or technical difficulties or other reasons beyond the reasonable control of Company by providing written notice and evidence of such circumstances and the amount of such delay experienced and/or (b) by [***], but only once pursuant to this clause (b) for each milestone. Any such extension of a milestone due date shall also extend the due date for all subsequent milestones by the same amount of time.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.2

Progress Report. By March 1 of each year until Company, its Affiliate or its sublicensee makes a first commercial sale of a Licensed Product, Company will submit a written annual report to Stanford covering the preceding calendar year. The report will include information sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government and for Stanford to ascertain progress by Company toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: Company’s progress toward commercialization of Licensed Product, including a summary of work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product and will identify how these activities pertain to development of Licensed Product. All reports provided under this Section 6.2 shall be deemed Company’s confidential information and subject to the obligations set forth in Section 19.1.

6.3	Clinical Trial Notice. Company will notify the Stanford University Office of Technology Licensing prior to commencing any clinical trials at Stanford.

7.	ROYALTIES

7.1	Issue Royalty. Company will pay to Stanford a noncreditable, nonrefundable license issue royalty of [***] within thirty (30) days after signing this Agreement.

7.2

Equity Interest. As further consideration, Company will grant to Stanford [***] shares of common stock in Company. When issued, those shares will represent [***] of the outstanding stock in Company. The shares are valued at [***] per share as indicated in Appendix H. Company agrees to provide Stanford with the capitalization table upon which the above calculation is made. Company will issue [***] of all shares granted to Stanford pursuant to this Section 7.2 and Section 7.3 directly to and in the name of the inventors listed below allocated as stated below:

[***]

7.3

Anti-Dilution Protection. Until such time as Company has raised, after the date hereof, an aggregate of [***] from the sale of equity, convertible securities or convertible debt in one or more closings, Company will issue to Stanford, [***] additional shares of the Company’s common stock necessary to ensure that the number of shares issued Stanford pursuant to Section 7.2 and this Section 7.3 does not represent less than [***] of the Company’s capital stock then issued and outstanding.

7.4	Section 7.4 is set forth in Appendix D of this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.5	Section 7.5 is set forth in Appendix D of this Agreement.

7.6	Section 7.6 is set forth in Appendix D of this Agreement.

7.7	Section 7.7 is set forth in Appendix D of this Agreement.

7.8

License Maintenance Fee. On the first and second anniversary of the Effective Date, Company will pay Stanford a license maintenance fee of [***]. Starting on the third anniversary of the Effective Date and thereafter until the expiration of the last Valid Claim in the Licensed Patents, Company will pay Stanford a yearly license maintenance fee of [***]. Yearly maintenance payments are nonrefundable, but they are creditable each year as described in Section 7.12.

7.9	Milestone Payments. Company will pay Stanford the following milestone payments:

[***]

For the avoidance of doubt, it is understood and acknowledged that each of the milestone payments set forth in this Section 7.9 shall be payable once and only once and the total amount payable to Stanford under this Section 7.9 shall in no event exceed [***].

[***]

7.10	Earned Royalty. Company will pay Stanford earned royalties on Net Sales as follows:

(A)	Company will pay Stanford a [***] royalty on Net Sales of each Licensed Product sold by Company or its sublicensees or Affiliates.

(B)

Earned royalties paid to third parties or Stanford (for clarity, excluding royalties paid under this Agreement) by Company or its sublicensee or Affiliates will offset Stanford earned royalties due under this Agreement at a rate [***] for each [***] that Company or its sublicensee pays to third parties or Stanford provided that the third party or Stanford patent rights or other technologies for which Company or its sublicensee pays earned royalties are necessary for the manufacture, use or sale of the applicable Licensed Product and the earned royalty rate Company pays them is commercially reasonable for the type of patent rights or other technology. In no event shall the earned royalty payable to Stanford for Net Sales be lower than [***]. Beginning with the first offset, the Chief Financial Officer or equivalent will certify annually any offset, including the names of the third party licensors, the third party patent, and the amount of royalties paid to such third parties. Such information shall be the confidential information of Company and subject to the obligations set forth in Section 19.1.

(C)

In the event that a Licensed Product is sold in combination with any other product(s) or component(s), the Net Sales with respect to the Licensed Product of the combination shall be calculated by multiplying the net selling price of the combination product by the fraction A over A + B in which “A” is the gross selling price of the Licensed Product portion of the combination when sold separately during the applicable calendar quarter, and “B” is the gross selling price of the other product(s) or component(s) of the combination product when sold separately. In the event that separate sales of the Licensed Product and/or of the other product(s) or component(s) were not made during the applicable calendar quarter, then the Net Sales on the combination product shall be mutually agreed upon by Stanford and Company in good faith based upon relative importance.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(D)

No more than one royalty payment under this Agreement shall be due to Stanford with respect to a sale of a particular Licensed Product. Multiple royalties shall not be payable because any Licensed Product, or its manufacture, sale or use, is covered by more than one claim within the Licensed Patents. No royalty shall be payable hereunder with respect to sales, transfers or other dispositions among Company, its Affiliates and sublicensees for resale but the subsequent resale of such Licensed Product shall be included within the computation of Net Sales. No royalty shall be payable hereunder with respect to sales of Licensed Products for use for activities related to research and development of Licensed Product on behalf of Company, its Affiliates or its or their sublicensees, as samples or in clinical trials as long as all such Licensed Products are provided at cost.

7.11

Earned Royalty if Company Challenges the Patent. Notwithstanding the above, should Company or an Affiliate initiate an action seeking to invalidate any Licensed Patent, Company will pay royalties to Stanford at the rate of [***] of the Net Sales (for clarity, subject to clauses (B) through (D) of Section 7.10) of all Licensed Products sold by Company and Affiliates during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by Company is both valid and infringed by a Licensed Product, Company will pay royalties at the rate of [***] of the Net Sales (for clarity, subject to clauses (B) through (D) of Section 7.10) of all Licensed Products sold by Company from and after such determination. For purposes of clarity, in the event that Company files a counterclaim asserting invalidity of one or more Licensed Patents in response to an actual patent infringement suit by Stanford with respect to Licensed Patents, Company shall not be deemed to have initiated an action to invalidate a Licensed Patent and this Section 7.11 shall not apply with respect to such action.

7.12	Creditable Payments. The license maintenance fee for a year may be offset against earned royalty payments due on Net Sales occurring in that year.

For example:

(A)

if Company pays Stanford a $10 maintenance payment for year Y, and according to Section 7.10 $15 in earned royalties are due Stanford for Net Sales in year Y, Company will only need to pay Stanford an additional $5 for that year’s earned royalties.

(B)

if Company pays Stanford a $10 maintenance payment for year Y, and according to Section 7.10 $3 in earned royalties are due Stanford for Net Sales in year Y, Company will not need to pay Stanford any earned royalty payment for that year. Company will not be able to offset the remaining $7 against a future year’s earned royalties.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.13

Obligation to Pay Royalties. During the Term of this Agreement, Company shall be obligated to pay royalties hereunder with respect to a Licensed Product for so long as Company or its sublicensees or Affiliates, by their activities with respect to such Licensed Product, would, but for the license granted herein, infringe a Valid Claim covering said activity. Nonetheless, if certain Licensed Products are made, used, imported, or offered for sale before the date this Agreement terminates, and those Licensed Products are sold after the termination date, Company will pay Stanford an earned royalty for its exercise of rights based on the Net Sales of those Licensed Products.

7.14	No Escrow. Company shall not pay royalties into any escrow or other similar account.

7.15

Currency. Company will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Company will make royalty payments to Stanford in U.S. Dollars.

7.16	Non-U.S. Taxes. Company will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

7.17

Interest. Any undisputed payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus 200 basis points or (b) the maximum rate permitted by law.

8.	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1

Quarterly Earned Royalty Payment and Report. Beginning with the first sale of a Licensed Product by Company, Affiliate or a sublicensee, Company will submit to Stanford a written report (even if there are no sales) and an earned royalty payment within 60 days after the end of each calendar quarter. This report will be in the form of Appendix C and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter. The report will include an overview of the process and documents relied upon to permit Stanford to understand how the earned royalties are calculated. With each report Company will include any earned royalty payment due Stanford for the completed calendar quarter (as calculated under Section 7.10).

8.2

No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by Company is successful, Company will have no right to recoup any royalties paid before or during the period challenge.

8.3

Termination Report. Company will pay to Stanford all applicable royalties and submit to Stanford a written report within 90 days after this Agreement terminates. Company will continue to submit earned royalty payments and reports to Stanford after this Agreement terminates until all Licensed Products made or imported under this Agreement have been sold.

8.4

Accounting. Company and its Affiliates will maintain, and Company shall require its sublicensees to maintain, records showing manufacture, importation, sale, and use of a Licensed Product for 4 years [***]. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5

Audit by Stanford. Upon reasonably advance notice, Company will allow Stanford or its designee once per calendar year to examine during normal business hours Company’s records maintained in accordance with Section 8.4 solely to verify payments made by Company, including payments made by Company under this Agreement based on sale of Licensed Product by its sublicensees and Affiliates, under this Agreement. Any such auditor shall enter into a commercially reasonable confidentiality agreement with Company restricting auditor’s use or disclosure of any information disclosed to or obtained by such auditor to be solely as necessary to verify payments made by Company, including payments made by Company under this Agreement based on sale of Licensed Product by its sublicensees, and Affiliates, and report the underpayment, if any, of such payments along with any supporting facts to Stanford.

8.6

Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of 5% or more for the period being audited, Company will pay the out-of-pocket audit costs reasonably incurred by Stanford.

8.7

Self-audit. Company will conduct an independent audit of sales and royalties at least every 2 years if annual sales of Licensed Product are over [***]. The audit will address, at a minimum, the amount of gross sales by or on behalf of Company, its sublicensees or Affiliates during the audit period, the amount of funds owed to Stanford under this Agreement, and whether the amount owed has been paid to Stanford and is reflected in the records of Company. Company will submit the auditor’s report promptly to Stanford upon completion. Company will pay for the entire cost of the audit.

8.8	All reports and other information provided to Stanford under this Article 8 shall be deemed the confidential information of Company and subject to the obligations set forth in Section 19.1.

9.	EXCLUSIONS AND NEGATION OF WARRANTIES

9.1

Negation of Warranties. Except as expressly set forth in this Agreement, Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose;

(B)	of non-infringement; or

(C)	arising out of any course of dealing.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.2	No Representation of Licensed Patent. Company also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent; or

(B)	that the exploitation of Licensed Patents will be successful.

10.	INDEMNITY

10.1	Indemnification.

(A)

Subject to Section 10.1(C), Company will indemnify, hold harmless, and defend all Stanford Indemnitees against any claim of any kind brought by a third party to the extent arising out of or related to the exercise of any rights granted Company under this Agreement or the breach of this Agreement by Company, in each case other than to the extent resulting from any Stanford Indemnitee’s gross negligence, willful misconduct or breach of agreement.

(B)

Subject to Section 10.1(D), HHMI Indemnitees will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Company from and against any liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) based upon, arising out of, or otherwise relating to any third - party claim (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement or any Sublicense, including without limitation any cause of action relating to product liability. The previous sentence will not apply to the extent that the relevant Claim is determined with finality by a court of competent jurisdiction to result from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding Section 10.2 or any other provision of this Agreement, Company’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

(C)	Stanford Indemnitee’s right to be eligible to be indemnified, held harmless and defended in accordance with this Section 10.1, is subject to:

(1)	Company receiving prompt notice of any such claim,

(2)	Each Stanford Indemnitee not entering into any settlement for any claim unless Company consents in writing to such settlement, such consent not to be unreasonably withheld, and

(3)

Company having the first right to defend any such claim and, if Company elects to exercise such first right, the exclusive right to control the defense thereof and that if Company settles any such claim, that the settlement does not adversely impact Stanford.

(D)

HHMI Indemnitees shall provide Company with prompt notice of any claim for which indemnification may be sought pursuant to this Agreement. In the case of any HHMI Indemnitee, notice shall be given reasonably promptly following actual receipt of written notice thereof by an officer or attorney of HHMI. Notwithstanding the foregoing, the delay or failure of any HHMI Indemnitee to give reasonably prompt notice to Company of any such claim shall not affect the rights of such HHMI Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Company. Company shall defend, by counsel acceptable to HHMI, any Claim against an HHMI Indemnitee. Company agrees not to settle any Claim against an HHMI Indemnitee without HHMI’s written consent, where (a) such settlement would include any admission of liability on the part of any HHMI Indemnitee, (b) such settlement would impose any restriction on any HHMI Indemnitee’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of all HHMI Indemnitees from all liability for claims that are the subject matter of the settled Claim.

10.2

No Indirect Liability. Neither party shall be liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise arising out of or in connection with solely this Agreement under and theory of liability, provided, however, that the foregoing shall not apply to any right of action for infringement, contributory infringement or inducement of infringement Stanford may have under any applicable law. Stanford shall not have any responsibilities or liabilities whatsoever with respect to Licensed Product(s), except as provided elsewhere in the Agreement.

10.3	Workers’ Compensation. Company will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4

Insurance. Prior to the first use of Licensed Products with human samples where the results of such use is communicated to such human or such human’s health care provider for purposes of providing health care, Company will maintain general liability insurance with a minimum limit liability limit of [***] and thereafter during the term of this Agreement, Company will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a minimum limits of liability of [***], with a reputable and financially secure insurance carrier to cover the activities of Company and its sublicensees. The insurance will include all Stanford Indemnitees and HHMI Indemnitees as additional insureds. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within 15 days after Stanford’s request and after the first use of Licensed Products with human samples as described above, Company will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Company will provide to Stanford 30 days prior written notice of cancellation or material change to this insurance coverage. Company will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Company will be primary coverage; insurance of Stanford Indemnitees and HHMI Indemnitees will be excess and noncontributory.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.	EXPORT

Company and its Affiliates and sublicensees shall comply with all United States laws and regulations controlling the export of licensed commodities and technical data. (For the purpose of this paragraph, “licensed commodities” means any article, material or supply but does not include information; and “technical data” means tangible or intangible technical information that is subject to U.S. export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions.) These laws and regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the U.S. Department of the Treasury (31 CFR 500-600).

Among other things, these laws and regulations prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. Company hereby gives written assurance that it will comply with, and will cause its Affiliates and sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or sublicensees, and that it will indemnify, defend and hold Stanford and HHMI harmless for the consequences of any such violation.

12.	MARKING

Before any Licensed Patent issues, Company will mark Licensed Product with the words “Patent Pending” as required by applicable laws. Otherwise, Company will mark Licensed Product with the number of any applicable issued and unexpired Licensed Patent as required by applicable laws.

13.	STANFORD NAMES AND MARKS

Company will not use (i) Stanford’s or HHMI’s name or other trademarks, (ii) the name or trademarks of any organization related to Stanford or HHMI, or (iii) the name of any Stanford or HHMI faculty member, employee, student or volunteer without the prior written consent of the party (Stanford or HHMI, as the case may be) whose name or trademark is being used. Permission may be withheld at Stanford’s or HHMI’s sole discretion. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media. Notwithstanding the foregoing, Company may use Stanford’s and/or HHMI’s name to report factual events or occurrences to the extent required by applicable law (including securities regulations and rules of any stock exchange or listing entity) or to accurately report to potential or actual investors or collaborators that Company has entered into this Agreement and the terms hereof, provided that any reference to the name of HHMI or any HHMI faculty member, employee, student or volunteer in press releases or similar materials intended for public release is approved in advance by HHMI.

Stanford will not use in any promotional materials disseminated to the public Company’s name or other trademarks, (ii) the name or trademarks of any organization related to Company, or (iii) the name of any Company employee, advisor or volunteer without the prior written consent of Company. Permission may be withheld at Company’s sole discretion. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media.

14.	PROSECUTION AND PROTECTION OF PATENTS

14.1	Patent Prosecution.

(A)

Following the Effective Date, Stanford will be responsible for Patent Matters using patent counsel reasonably acceptable to Company. Stanford will (i) keep Company reasonably informed as the preparation, filing, prosecution and maintenance of Licensed Patents, including by notifying Company before taking any substantive actions in filing any application or prosecuting the claims of Licensed Patents and furnishing to Company copies of substantive documents and communications relevant to such filing, prosecution and maintenance and (ii) allow Company a reasonable opportunity to comment on patent strategy and substantive documents filed with any patent office with respect to the Licensed Patents and incorporate Company’s reasonable comments and suggestions with respect thereto. In the event Stanford elects to abandon any patent or application within the Licensed Patents, it shall notify Company at least 60 days in advance of the next applicable deadline with the applicable patent office, in which case Company shall have the right (but not the obligation) to control the prosecution and maintenance of such patents and applications (including any patent issuing therefrom), at Company’s expense.

(B)

Company may elect at any time to not bear the costs to file, prosecute or maintain particular patents or patent applications within the Licensed Patents in one or more jurisdictions, in which case Stanford may file, prosecute and maintain such patent or patent applications at its own cost and expense in such jurisdictions (and, for clarity, Company’s obligation to reimburse Stanford for such costs and expenses described in Section 14.2(B) shall not apply to such costs and expenses) and any claims within such patents or patent applications (or patents issuing therefrom) shall be excluded from Licensed Patents in such jurisdictions and shall cease to be Valid Claims in such jurisdictions.

14.2	Patent Costs.

(A)

Prior to December 31, 2015 Company will reimburse Stanford [***] to offset Licensed Patent’s patenting expenses, including any interference or reexamination matters, incurred by Stanford before the Effective Date; and

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(B)

Within 30 days after receiving an itemized detailed statement from Stanford, Company will reimburse Stanford any un-reimbursed ongoing Licensed Patents patent expenses reasonably incurred by Stanford after February 1, 2015; provided that if Stanford has granted or grants a license under the Licensed Patent in a different field of use to a third party, and the other licensee(s) pay to Stanford a share of Licensed Patent’s patenting expenses, then Company’s share of patenting expenses will be pro-rated accordingly.

[***]

14.3

Infringement Procedure. Each party will promptly notify the other party if it believes a third party infringes a Licensed Patent or if a third party files a declaratory judgment action with respect to any Licensed Patent. During the term of this Agreement and if Company or any of its Affiliates, sublicensees or partners, or its or their contractors is researching, developing, conducting regulatory activities (including seeking regulatory clearance or approval for) or commercializing any Licensed Product, Company shall have the right to institute a suit against this third party as provided in sections 14.4-14.9

14.4

Company Suit. Company has the first right (but not the obligation), at its expense, to initiate and control an enforcement action involving any patent within the Licensed Patents against an infringer infringing the Licensed Patents within the Licensed Field of Use and/or control the defense of any declaratory judgment or other adverse proceeding brought by a third party related to the Licensed Patents. Stanford may be named as a party in a suit initiated by Company (other than in accordance with Section 14.5) only if:

(A)

Company’s and Stanford’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing or a court has required or will require such joinder to pursue the action;

(B)	Stanford is not the first named party in the action; and

(C)	The pleadings and any public statements about the action state that Company is pursuing the action and that Company has the right to join Stanford as a party.

Stanford shall have the right to enforce, or authorize the enforcement by a third party licensee of, the Licensed Patents against infringement solely outside the Licensed Field of Use provided that Company is consulted at least 60 days prior to initiation of any such action to enforce and Stanford will not initiate such action (or authorize a third party licensee to do so) if Company shows prior to the initiation of such action that such action to enforce would reasonably cause an adverse effect in the Licensed Field of Use beyond the general risks of invalidating such Licensed Patent that are inherent in actions to enforce a patent.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.5

Stanford Suit. In the event Company does not initiate an enforcement action against an infringer infringing the Licensed Patents within the Licensed Field of Use within 180 days after a request by Stanford to do so or Company does not elect to control a declaratory judgment action within 90 days of receiving notice that such action has been filed, Stanford may institute suit against such infringer, and may name Company as a party for standing purposes if Company’s and Stanford’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing or a court has required or will require such joinder to pursue the action, or control such declaratory judgment action at its own expense. If Stanford decides to institute suit, it will notify Company in writing. If Company does not notify Stanford in writing that it desires to jointly prosecute the suit within 15 days after the date of the notice Stanford will bear the entire cost of the litigation and share any recovery or settlement as described in Section 14.7.

14.6	Joint Suit. If Stanford and Company so agree, they may institute suit or defend the declaratory judgment action jointly. If so, they will:

(A)	prosecute the suit in both their names;

(B)	bear the out-of-pocket costs equally;

(C)	share any recovery or settlement at described in Section 14.7; and

(D)	agree how they will exercise control over the action.

14.7	Recovery.

(A)	If Company sues under Section 14.4, then any recovery in excess of litigation costs and fees will be shared with Stanford as follows:

(1)	any payment for past or future sales will be deemed Net Sales, and Company will pay Stanford royalties at the rates specified in Section 7.10; and

(2)	Company and Stanford will negotiate in good faith appropriate compensation to Stanford for any non-cash settlement or non-cash cross-license.

(B)

If the parties jointly initiate and control the enforcement or declaratory action, any recovery in excess of litigation costs and fees will be share as follows: Company shall receive 50% and Stanford shall receive 50%.

(C)

If Stanford alone initiates and controls the enforcement or declaratory judgment action, any recovery in excess of litigation costs and fees will be share as follows: Company shall receive 0% and Stanford shall receive 100%.

14.8

Abandonment of Suit. If either Stanford or Company commences a suit and thereafter elects to abandon the suit, it will give timely notice to the other party. The other party may continue prosecution of the suit at its own expense, in which event Stanford and Company agree on the sharing of expenses and any recovery in the suit in excess of litigation costs.

14.9

Cooperation. The non-controlling party shall, at the reasonable request and expense of the party controlling any enforcement or declaratory action under this Article 14, fully cooperate with the such controlling party, including making available relevant records, papers, information, samples, specimens, and the like. The party controlling the enforcement or declaratory action shall keep the non-controlling party reasonably informed of the progress of such action, and the non-controlling party shall have the right to participate in such enforcement or declaratory action with counsel of its own choice at its own expense.

15.	TERMINATION

15.1

Term. Unless otherwise terminated hereunder, this Agreement shall be effective from the Effective Date and will continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis, until the expiration, lapse, revocation or invalidation of the last-to-expire Valid Claim within the Licensed Patents.

15.2	Termination by Company. Company may terminate this Agreement in its entirety by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by Company.

15.3	Termination by Stanford.

(A)	Stanford may also terminate this Agreement if Company:

(1)	is in material default in the payment of amounts due hereunder or the provision of any report;

(2)	is not using commercially reasonable efforts, itself or through its Affiliates, sublicensees and/or partners and contractors, in developing and commercializing Licensed Product;

(3)	misses a milestone described in Appendix B, subject to Company’s rights to extend such milestones pursuant to Section 6.1;

(4)	is in material breach of any material provision; or

(5)	provides any materially false report.

(B)

Termination under this Section 15.3 will take effect 30 days after written notice by Stanford specifying the nature of the default or breach unless Company remedies such default or breach in that 30-day period. Notwithstanding the foregoing, if Company disputes in good faith any alleged default or breach within such 30-day period, Stanford shall not have the right to terminate this Agreement unless and until it is finally determined pursuant to Article 17 that such default or breach occurred, and Company fails to cure such default or breach within 30 days after such determination.

15.4	Surviving Provisions. Surviving any termination or expiration are:

(A)

Company and its Affiliates’ right to sell Licensed Products that are made, imported, or offered for sale before the date this Agreement terminates, provided that Company shall pay earned royalties on Net Sales of such Licensed Products as provided in Section 8.3.

(B)	Company’s obligation to pay royalties accrued or accruable;

(C)	any claim of Company or Stanford, accrued or to accrue, because of any breach or default by the other party;

(D)	the provisions of Sections and Articles 8.3, 8.4, 9, 10, 14.2(A), 15.4, 17, 19 and 20 and any other provision that by its nature is intended to survive; and

(E)

any sublicense granted hereunder, providing that the sublicensee will take on all obligations to Stanford of this Agreement required to be transferred as set out in paragraph 4.3(E). At the request of such a sublicensee, Stanford and such sublicensee shall enter into an agreement acknowledging and setting forth in detail the obligations to Stanford such sublicensee assumes as set out in paragraph 4.3(E) and granting to such sublicensee a direct license under the Licensed Patents equal in scope as that granted by Company to the sublicensee (it being understood that the obligations of Stanford to sublicensee shall not exceed the obligations of Stanford to Company under this Agreement).

16.	ASSIGNMENT

16.1

Permitted Assignment by Company. Subject to Section 16.3, Company may assign this Agreement to (i) a non-Affiliate third party as part of a Sale or Change of Control, regardless of whether such a Sale or Change of Control occurs through an asset sale, stock sale, merger or other combination, or any other transfer of: (A) Company’s entire business; or (B) that part of Company’s business that exercises all or substantially all of the rights granted under this Agreement or (ii) an Affiliate.

16.2	Any Other Assignment by Company. Any other attempt to assign this Agreement by Company without the prior written consent of Stanford is null and void.

16.3	Conditions of Assignment. Any assignment or transfer of this Agreement shall not be deemed approved until the following conditions have been met:

(A)	Company must provide Stanford notice of the assignment, including the new assignee’s contact information; and

(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement; and

(C)

Stanford must have received a [***] assignment fee regardless of whether the assignment is to an Affiliate or a non-Affiliate third party; provided such assignment fee is not payable for assignment to an Affiliate of Company when not in connection with a Sale or Change of Control; provided further that only one such assignment fee would be due in connection with a Sale or Change of Control that consists of a series of transactions that may include multiple assignments of this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

For purposes of this Section 16.3, “Sale or Change of Control” shall mean the occurrence of any of the following: (a) any consolidation or merger of Company with or into any third party, or any other corporate reorganization involving a third party, in which those persons or entities that are 100% stockholders of Company immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; or (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of Company (whether in a single transaction or senes of related transactions) where, immediately after giving effect to such change, the legal or beneficial owners of more than fifty percent (50%) of the voting securities of Company are third parties that are not an Affiliate of Company; or (c) the sale or other disposition for value of all or substantially all of Company assets in one or a series of related transactions to a third party that is not an Affiliate of Company; however in no event shall the sale of equity or other securities for the primary purpose of financing the Company be a Sale or Change of Control for purposes of this Section 16.3.

16.4

After the Assignment. Upon a permitted assignment of this Agreement pursuant to Article 16, Company will be released of liability under this Agreement and the term “Company” in this Agreement will mean the assignee.

16.5

Bankruptcy. In the event of a bankruptcy, assignment is permitted only to a party that can provide adequate assurance of future performance, including use of commercially reasonable efforts in development and sales of Licensed Product.

17.	DISPUTE RESOLUTION

17.1

Dispute Resolution by Arbitration. Any dispute between the parties regarding any payments made or due under this Agreement, excluding any dispute relating to patent validity or enforcement, will be settled by arbitration in accordance with the JAMS Arbitration Rules and Procedures (“JAMS Rules”). Notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to the arbitration provisions set forth in this Article 17.

17.2

Request for Arbitration. Either party may request such arbitration. Stanford and Company will mutually agree in writing on a third party arbitrator within 30 days of the arbitration request, provided that if the parties are unable to agree on a third party arbitrator within such 30 days period the arbitrator shall be selected according to the JAMS Rules. The arbitrator’s decision will be final and nonappealable and may be entered in any court having jurisdiction.

17.3

Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery in accordance with the JAMS Rules.

17.4	Place of Arbitration. The arbitration will be held in Stanford, California unless the parties mutually agree in writing to another place.

17.5

Patent Validity. Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

17.6

Other Disputes. Other than patent or other disputes covered under Section 17.1, all other disputes that are unresolvable by senior management of the parties will be addressed by mediation provided that such mediation is finalized within 90 days of the written request for mediation by the party desiring mediation. Notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to the mediation provisions set forth in this Article 17.

18.	NOTICES

18.1

Legal Action. Company will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Company will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

18.2	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All notices to Company are mailed or emailed to:

Lineage Biosciences, Inc.

3183 Porter Drive

Palo Alto, CA 94304

Attention: Bruce Hironaka

With copy to (which shall not serve as notice):

Wilson Sonsini Goodrich & Rosati P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Kenneth A. Clark

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

3000 El Camino Real

Building 5, Suite 300

Palo Alto, CA 94306-1106

All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing

3000 El Camino Real

Building 5, Suite 300

Palo Alto, CA 94306

Either party may change its address with written notice to the other party.

19.	CONFIDENTIALITY

19.1

Stanford shall maintain the terms of this Agreement and reports and other information made available by Company to Stanford pursuant to Sections 4.5, 6.2, 7.10, 8.1, 8.3, 8.5 and 8.7 of this Agreement in confidence and not disclose such information or reports to any third party, except as required by law. Stanford’s obligation of confidentiality with respect to Company’s confidential information hereunder shall be fulfilled by using at least the same degree of care as Stanford uses to protect its own confidential information. For clarity, Stanford may disclose the terms of this Agreement to employees of Stanford as necessary to exercise its rights under this Agreement, including to inventors of the Invention to permit such inventors to verify amounts due to them from Stanford.

20.	MISCELLANEOUS

20.1	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

20.2

Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

20.3

Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject hereof. This Agreement may not be amended except by writing executed by authorized representatives of both parties. No representations or statements of any kind made by either party, which are not expressly stated herein, will be binding on such party.

20.4

Exclusive Forum. Without limiting Article 17, the state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. Company submits to the jurisdiction of such courts, and waives any claim that such a court lacks jurisdiction over Company or constitutes an inconvenient or improper forum.

20.5	Headings. No headings in this Agreement affect its interpretation.

20.6

Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

20.7

Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

20.8

Severability. In the event that any provision of this Agreement is determined to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall continue in full force and effect without said provision. The parties shall in good faith negotiate a valid substitute clause for any provision declared to be illegal, invalid or unenforceable, which clause shall, in its economic effect, be sufficiently similar to the illegal, invalid or unenforceable provision that it can reasonably be determined that the parties would have entered into this Agreement with such clause.

The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature:	/s/ Katharine Ku

Name:	Katharine Ku

Title:	Executive Director, Technology Licensing

Date:	February 11, 2015

LINEAGE BIOSCIENCES, INC.

Signature:	/s/ Bruce Hironaka

Name:	Bruce Hironaka

Title:	President & CEO

Date:	February 11, 2015

Appendix A - Licensed Patents

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix B - Milestones

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix C - Sample Reporting Form

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix D - Equity Purchase Rights

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix E - Letter of Intent

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix F - Arthritis Foundation Institutional Agreement Form

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix G - Arthritis Foundation Confirmation Email

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix H

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.